Exhibit 5.1

DE BRAUW BLACKSTONE WESTBROEK P.C. Advocaten Notarissen Belastingadviseurs	LINKLATERS & ALLIANCE

1345 Avenue of the Americas 19th Floor New York NY 10105

Telephone: (212) 424 9140 Facsimile: (212) 424 9100

To	Chicago Bridge & Iron Company N.V. Polarisavenue 31 2132 JH Hoofddorp The Netherlands

Rutger de Witt Wijnen — advocaat

Telephone:	(212) 424-9146

Facsimile:	(212) 424-9100

E-mail:	hrdewittwijnen@dbbw.nl

New York, June 13, 2002

Our ref	: 193.904/6.13.02 SEC Opinion

Dear Sirs,

Chicago Bridge & Iron Company N.V.

1	Introduction

I have acted as Dutch legal adviser (advocaat) to Chicago Bridge & Iron Company N.V., with corporate seat in Amsterdam, (the “Company”) in connection with the registration (the “Registration”) by the Company with the United States Securities and Exchange Commission (the “SEC”) of 2,000,000 ordinary shares in the share capital of the Company held by Wedge Engineering B.V., 100,000 ordinary shares in the share capital of the Company held by Mr. William H. White (collectively, the “Wedge/White Shares”) and 1,005,000 ordinary shares in the share capital of the Company held by the Company (the “Company Shares” and, together with the Wedge/White Shares, the “Shares”).

2	Dutch law

This opinion is limited to Dutch law as applied by the Dutch courts and published and in effect on the date of this opinion.

Attorneys at law, tax lawyers, candidate civil law notaries. Admitted in the Netherlands. Not admitted in New York.
De Brauw Blackstone Westbroek P.C. is the New York Branch of De Brauw Blackstone Westbroek New York B.V., The Hague, registered with the Trade Register in the Netherlands under no 27172369.

Linklaters & Alliance is a non-partnership association of: Linklaters; De Brauw Blackstone Westbroek; and Gianni, Origoni, Grippo & Partners.

DE BRAUW BLACKSTONE WESTBROEK P.C.

3	Scope of Inquiry

For the purpose of this opinion, I have examined such documents and obtained such confirmations and trade register extracts as I have deemed necessary in order to enable me to render this opinion. It is noted that trade register extracts do not provide conclusive evidence that the facts set out in it are correct. However, under the 1996 Trade Register Act (Handelsregisterwet 1996), subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware of it.

My examination has been limited to the text of the documents and I have not investigated the meaning and effect of any document governed by a law other than Dutch law under that other law.

4	Assumptions

For the purpose of this opinion, I have made the following assumptions:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3	Any minutes referred to in paragraph 3 are a true record of the proceedings described in them in duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions referred to in paragraph 3 (i) were validly passed and remain in full force and effect without modification, and (ii) comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law. Any confirmation referred to in paragraph 3 is true.

4.4	The Wedge Purchase Agreement dated as of July 30, 2000 and amended on November 17, 2000 and the PDM Purchase Agreement dated as of February 7, 2001 (the “Agreements”) (i) are within the capacity and powers of, and have been validly authorised and signed by, each party other than the Company, (ii) have been signed on behalf of the Company by Mr. Gerald M. Glenn for Chicago Bridge & Iron Company B.V. and (iii) are valid, binding and enforceable on each party under the law by which they are expressed to be governed.

4.5	At the time of the issue of the Shares, the Company did not possess inside information (voorwetenschap) in respect of it or the trade in its securities.

4.6	The Wedge/White Shares are included in the ordinary shares that were issued to WGI Tyler, Inc. pursuant to the Wedge Purchase Agreement on December 28, 2000 and the Company Shares are included in the ordinary shares that were issued to Pitt-Des Moines, Inc. pursuant to the PDM Purchase Agreement on February 5, 2001.

4.7	At the time of each contribution (the “Contribution”) on the Shares in accordance with the descriptions dated December 19, 2000 and February 2, 2001, the value of the Contribution was at least equal to the amount to be paid on the Shares (it being noted that this assumption is supported by the auditor’s reports dated December 19, 2000 and February 6, 2001) and the Contribution has been validly transferred to the Company.

DE BRAUW BLACKSTONE WESTBROEK P.C.

5	Opinion

Based on the documents, confirmations and trade register extracts referred to and the assumptions in paragraphs 3 and 4 and subject to any matters not disclosed to me, I am of the opinion that the Shares have been duly authorised and validly issued in accordance with Dutch law and are fully paid and non-assessable (and accordingly, no obligation other than to pay up the nominal amount of a Share may be imposed upon a shareholder against his will even by an amendment of the articles of association of the Company).

6	Reliance

This opinion is solely for the purpose of the Registration and may be filed with the SEC as an exhibit to the Amended Registration Statement of June 13, 2002 pertaining to the Registration. I hereby consent to the reference to De Brauw Blackstone Westbroek P.C., New York, New York, under the heading “Legal Matters” in the Amended Registration Statement relating to the Registration to be filed with the SEC on June 13, 2002 (but I do not admit that I am a person whose consent for that filing and reference is required under Section 7 of the United States Securities Act of 1933, as amended). Otherwise, it is not to be transmitted to anyone nor is it to be relied upon by anyone for any other purpose.

Yours faithfully,

/s/ H. Rutger de Witt Wijnen

H. Rutger de Witt Wijnen for De Brauw Blackstone Westbroek P.C.

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